EXHIBIT 99.1

      BSD MEDICAL'S CANCER SYSTEMS SHOWCASED IN 3 PRESTIGIOUS HOSPITALS AND
                            INTERNATIONAL CONFERENCE

    SALT LAKE CITY, Sept. 19 -- BSD Medical Corp. (Amex: BSM) today announced that its premier cancer treatment system, the BSD-2000, drew central attention among the cancer therapy devices presented at this year's annual conference of CSCO (the Chinese Society of Clinical Oncology) held September 14-17 in Qingdao, China. Announced concurrent with the CSCO conference, new BSD-2000 systems have been purchased and are now being installed at Qingdao Central Hospital and the central hospital in Haerbin, China. These systems, and a system in Dalian, China, are part of a chain of BSD-2000 installations that BSD's distributor, Dalian Orientech, intends to use as prestigious medical centers to showcase the BSD-2000 in clinical practice, demonstrating its capabilities to the Chinese medical community.

    Ray Lauritzen, a vice president of BSD Medical, said, "The BSD-2000 was unquestionably the center-stage cancer treatment device presented at the CSCO conference, and many physicians have expressed strong interest in bringing this advanced cancer treatment to their hospitals." CSCO is China's largest professional society for clinical oncologists, and is organized to provide continuous education for members and optimal care for cancer patients. CSCO members include physicians from more than 1,000 hospitals throughout the China mainland, Hong Kong and Taiwan.

    The Chinese Society of Clinical Oncology provides an important influence for the advancement of cancer therapy not only in China, but also internationally. CSCO has formal ties and reciprocal membership with the European Society of Medical Oncology (ESMO), Europe's leading professional society for medical oncologists, and through the "Multidisciplinary Cancer Management Course" conducts cross-training with its American counterpart, the American Society of Clinical Oncology (ASCO).

    The BSD-2000 by BSD Medical Corporation is drawing world attention as a technology that offers new hope in the war against cancer. BSD was awarded the 2005 cancer therapy device "Technology Innovation of the Year Award" by Frost and Sullivan for its development of the BSD-2000. A number of clinical trials have focused on the therapeutic power of the BSD-2000, including a study presented in the August issue of CANCER (104:763-770, 2005), the official Journal of the American Cancer Society, just circulated. CANCER published the results of a trial employing what the company has dubbed a tri-modality "super therapy" for treating cancer using BSD's advanced technology for treatments. Through a triple combination of radiation, chemotherapy and treatments with BSD-2000 systems that are designed to increase the effectiveness of both radiation and chemotherapy in addition to killing cancer directly, an international team of researchers at Duke University Medical Center, Norway and the Netherlands gave a powerful punch to the treatment of 68 patients who suffered from advanced cervical cancer. Ninety percent of them experienced a complete remission. For further information about BSD Medical and its technologies, visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including expectations of future events, such as current expectations for the successful commercialization of developments by BSD for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, detailed in the Company's filings with the Securities and Exchange Commission.